Exhibit 10.49

Senior Secured Convertible Promissory Note

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE
Issued by Exyn Technologies, Inc.

Original Principal Face Amount: $588,235.29
Cash Purchase Price: $500,000.00
Original Issue Discount: $88,235.29 (15%)
Issuance Date: May 6, 2026

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATED IN RIGHT OF PAYMENT AND IN LIEN PRIORITY TO THE PRIOR PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS (AS DEFINED HEREIN) OWING TO WESTERN ALLIANCE BANK, ON THE TERMS, AND TO THE EXTENT, SET FORTH IN THE SUBORDINATION AGREEMENT (AS DEFINED HEREIN). EACH HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY SUCH SUBORDINATION AGREEMENT.

FOR VALUE RECEIVED, Exyn Technologies, Inc., a Delaware corporation (the “Company” or “Maker”), hereby promises to pay to Evergreen Capital Management, LLC, or its registered assigns (the “Holder” or “Lender”), the original principal face amount of $588,235.29 (Five Hundred Eighty-Eight Thousand Two Hundred Thirty-Five and 29/100 U.S. Dollars) (the “Principal Amount”), plus accrued and unpaid interest thereon, in accordance with the terms of this Senior Secured Convertible Promissory Note (this “Note”).

This Note is issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of April 30, 2026, by and between the Company and the Holder, as amended by that certain First Amendment, dated as of May 6, 2026 (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Purchase Agreement.

1. DEFINITIONS

As used in this Note, the following terms have the meanings set forth below:

(a)	Conversion Amount. means, at any time, the sum of (i) the then-outstanding Principal Amount, plus (ii) all accrued and unpaid interest thereon.

(b)	Conversion Shares. means the shares of Common Stock issuable upon conversion of this Note (or any portion hereof) pursuant to Section 4.

(c)	Event of Default. has the meaning set forth in Section 7.

(d)	IPO. means any firm-commitment underwritten initial public offering by the Company of its Common Stock (or units that include Common Stock) registered under the Securities Act and listed on a national securities exchange (including The Nasdaq Capital Market or any other Trading Market), regardless of the identity of the underwriter or representative of the underwriters. on a national securities exchange (including The Nasdaq Capital Market or any other Trading Market), regardless of the identity of the underwriter or representative of the underwriters.

Senior Secured Convertible Promissory Note

(e)	IPO Closing Date. means the date of the initial closing of the IPO.

(f)	IPO Price. means (i) if the IPO is an offering of Common Stock, the per-share public offering price of the Common Stock in the IPO, or (ii) if the IPO is an offering of units (each, an “IPO Unit”) consisting of Common Stock and one or more other securities (such as warrants), the per-unit public offering price of an IPO Unit, in each case as set forth on the cover of the final prospectus filed with the SEC under Rule 424(b) under the Securities Act. In the case of an IPO conducted as a unit offering, the Holder shall receive, upon conversion of this Note in accordance with Section 4, the full IPO Unit (including the Common Stock and all warrants or other securities comprising such IPO Unit) and not solely the Common Stock component thereof, with the number of IPO Units determined by dividing the Conversion Amount by the IPO Price.

(g)	Maturity Date. means the earlier to occur of (i) the IPO Closing Date and (ii) the date that is ninety (90) days after the Issuance Date.

(h)	Other Convertible Notes. means each convertible promissory note issued by the Company to any other investor and outstanding from time to time, including any convertible bridge note, SAFE-converted-to-note, or similar instrument that is unsecured or that ranks junior or pari passu to the Senior Indebtedness in lien priority.

(i)	Pari Passu Indebtedness. means, collectively, all Other Convertible Notes.

(j)	Senior Bank Facility. means that certain credit facility between the Company and Western Alliance Bank, including all loan agreements, notes, security agreements, mortgages, guarantees and other documents and instruments executed in connection therewith, as amended, restated, supplemented, refinanced or otherwise modified from time to time.

(k)	Senior Indebtedness. means all obligations, liabilities and indebtedness of the Company at any time outstanding under the Senior Bank Facility, including principal, interest (including interest accruing after the commencement of any insolvency proceeding, whether or not allowed as a claim therein), fees, premiums, expenses, indemnities and reimbursement obligations, and all amendments, modifications, refinancings and replacements of any of the foregoing.

(1)	Subordination Agreement. means the subordination, intercreditor or lien-subordination agreement, in customary form acceptable to Western Alliance Bank, by and among the Company, Western Alliance Bank and the Holder, as amended, restated, supplemented or otherwise modified from time to time.

(m)	Western Alliance Bank. means Western Alliance Bank, an Arizona corporation, or any successor thereto, in each case in its capacity as senior secured lender to the Company.

2. PRINCIPAL AND INTEREST

2.1. Principal Amount; Original Issue Discount. This Note is being issued at a fifteen percent (15%) original issue discount. The Holder is paying the Company a cash purchase price of $500,000.00 on the Issuance Date, and the stated face amount of this Note is $588,235.29, which Principal Amount shall be the amount used for all purposes of computation of interest, conversion and repayment hereunder.

Senior Secured Convertible Promissory Note

2.2. Interest. Interest shall accrue on the outstanding Principal Amount from and including the Issuance Date at a rate of 10% per annum, computed on the basis of a 360-day year and the actual number of days elapsed. Interest shall be payable in cash on the Maturity Date together with the Principal Amount, unless this Note has been previously converted in accordance with Section 4.

2.3. Default Interest. Upon and during the continuance of an Event of Default, interest shall accrue on the entire Conversion Amount at a default rate of 18% per annum (the “Default Rate”), payable in cash upon demand by the Holder.

2.4. Maturity. Unless earlier converted in accordance with Section 4 or accelerated pursuant to Section 7, the Company shall pay to the Holder, in immediately available funds, the entire Conversion Amount on the Maturity Date. All payments by the Company hereunder shall be made without setoff, counterclaim, deduction or withholding of any kind.

2.5. Prepayment. The Company may, at its option and without premium, penalty or make-whole payment, prepay all or any portion of the outstanding Conversion Amount at any time prior to the Maturity Date upon not less than three (3) business days’ prior written notice to the Holder; provided that, during such notice period, the Holder shall retain its right to convert this Note in accordance with Section 4 with respect to the portion of the Conversion Amount specified in the prepayment notice. Any voluntary or involuntary prepayment shall be subject to the Subordination Agreement.

2.6. Application of Payments. Subject to the Subordination Agreement, all payments under this Note shall be applied first to fees and expenses payable by the Company hereunder, second to accrued and unpaid interest, and third to the Principal Amount.

3. RANKING; PARI PASSU TREATMENT; SUBORDINATION; SECURITY

3.1. Pari Passu with Other Convertible Notes. The Holder and the Company expressly agree that this Note shall rank pari passu in right of payment with all Pari Passu Indebtedness. So long as any Pari Passu Indebtedness remains outstanding: (i) the Company shall not make any payment of principal, interest or other amount on any Pari Passu Indebtedness unless a ratable corresponding payment is made on this Note (and vice versa); (ii) any partial payment, recovery, distribution or other realization on the Pari Passu Indebtedness shall be made on a ratable basis among all holders of Pari Passu Indebtedness based on the principal and accrued interest then outstanding; and (iii) the Company shall not amend, supplement, restructure, refinance or extend any Pari Passu Indebtedness in a manner that would result in this Note being subordinate or junior to such Pari Passu Indebtedness in right of payment, lien priority, conversion, or otherwise. The Company shall, upon the Holder’s reasonable request, provide the Holder with a current schedule of all outstanding Pari Passu Indebtedness.

3.2. Subordination to Western Alliance Bank. Notwithstanding anything to the contrary herein or in any other Transaction Document, this Note, all obligations of the Company hereunder, and the Holder’s security interest under the Security Agreement, are and shall at all times be subordinate and junior in right of payment and in lien priority to the prior payment in full in cash of all Senior Indebtedness owing to Western Alliance Bank, on the terms set forth in the Subordination Agreement. Without limiting the foregoing, the Holder agrees that, until the Senior Indebtedness has been paid in full in cash and all commitments under the Senior Bank Facility have terminated:

(a)	No Payment During Default. The Company shall not make, and the Holder shall not accept, any payment on this Note (whether of principal, interest or otherwise) during the continuance of any payment or other default under the Senior Bank Facility, except as expressly permitted by the Subordination Agreement.

Senior Secured Convertible Promissory Note

(b)	Standstill. The Holder shall not take, demand or receive any enforcement action against the Company or its assets in respect of this Note (including acceleration, suit for collection, foreclosure or similar action) until the expiration of the standstill period set forth in the Subordination Agreement.

(c)	Turnover. If the Holder receives any payment, distribution or proceeds in respect of this Note in violation of the Subordination Agreement, the Holder shall hold the same in trust for, and promptly pay it over to, Western Alliance Bank for application to the Senior Indebtedness.

(d)	Lien Priority. The Holder’s security interest in the Collateral is, and shall remain, junior and subordinate to the security interest of Western Alliance Bank in the same Collateral, regardless of the order of grant, perfection, attachment or filing.

(e)	Insolvency Proceedings. In any insolvency, bankruptcy, receivership, dissolution, winding-up or similar proceeding involving the Company, all Senior Indebtedness shall first be paid in full in cash before any payment is made to the Holder on this Note, and the Holder agrees to execute and deliver any subordination agreement, intercreditor agreement, proof of claim assignment or other instrument reasonably required by Western Alliance Bank to effect the foregoing.

In the event of any inconsistency or conflict between this Note and the Subordination Agreement, the Subordination Agreement shall control.

3.3. Security. This Note is secured by a security interest in substantially all assets of the Company (the “Collateral”) granted to the Holder pursuant to the Security Agreement, dated as of April 30, 2026, by and between the Company and the Holder (as supplemented and reaffirmed by that certain Reaffirmation and Joinder of Security Agreement, dated as of May 6, 2026, and as further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”). The security interest in favor of the Holder under the Security Agreement is junior and subordinate to the security interest of Western Alliance Bank as set forth in Section 3.2(d) and the Subordination Agreement.

4. CONVERSION

4.1. Optional Conversion; Cash Repayment as Default. At the Holder’s sole option, exercisable by written notice to the Company delivered at any time on or prior to 5:00 p.m. Eastern Time on the third (3rd) Trading Day following the Maturity Date (the “Conversion Election Period”), the Holder may elect to convert all or any portion of the then-outstanding Conversion Amount into (i) if the IPO has occurred on or prior to the Maturity Date, that number of fully paid and non-assessable shares of Common Stock (or, in the case of a unit offering, IPO Units) equal to the Conversion Amount (or portion thereof being converted) divided by the IPO Price (rounded down to the nearest whole share or unit), with any fractional share or unit being settled in cash based on the IPO Price, or (ii) if no IPO has occurred on or prior to the Maturity Date, only such other consideration as the parties may agree in writing (the “Optional Conversion”). If the Holder does not deliver a written conversion notice within the Conversion Election Period, conversion shall be deemed waived with respect to the Conversion Amount not so elected, and the Company’s sole obligation in respect of the unconverted portion of the Conversion Amount shall be to repay such amount in cash on the Maturity Date in accordance with Section 2.4 (subject to the Subordination Agreement). For the avoidance of doubt, conversion under this Note is at the Holder’s election and is not automatic.

Senior Secured Convertible Promissory Note

4.2. Mechanics of Conversion. Upon the Holder’s timely delivery of an Optional Conversion notice in accordance with Section 4.1: (i) the converted portion of the Conversion Amount shall be deemed paid in full, and to the extent this Note is converted in full, this Note shall be cancelled and all obligations of the Company hereunder (other than obligations that expressly survive conversion) shall terminate; (ii) the Holder shall surrender this Note (or, if lost, an affidavit of loss and customary indemnity) to the Company for cancellation or, in the case of a partial conversion, for re-issuance of a replacement Note in the unconverted face amount; and (iii) the Company shall, no later than (A) one (1) Trading Day following its receipt of the Holder’s conversion notice or (B) the number of Trading Days comprising the Standard Settlement Period following such notice (the “Share Delivery Date”), instruct its transfer agent to issue and deliver the Conversion Shares (or, in the case of a unit offering, the IPO Units) to the Holder in book-entry form. The Conversion Shares shall be subject to the lock-up restrictions set forth in Section 4.6 and the Purchase Agreement. If the Company fails to cause its transfer agent to deliver the Conversion Shares (or IPO Units) by the Share Delivery Date (other than as a result of incorrect or incomplete information provided by the Holder), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Conversion Amount being converted, $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares (or IPO Units) are delivered or the Holder rescinds such conversion. In addition, if the Holder is required by its broker to purchase, or its broker otherwise purchases, Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares (or IPO Units) which the Holder anticipated receiving upon such conversion (a “Buy-In”), the Company shall (x) pay to the Holder in cash the amount, if any, by which the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds the product of (1) the number of Conversion Shares the Company was required to deliver and (2) the price at which the sell order giving rise to such purchase obligation was executed, and (y) at the option of the Holder, either reinstate the converted portion of the Note (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of Conversion Shares (or IPO Units) that would have been issued had the Company timely complied with its delivery obligations. As used herein, “Trading Day,” “Trading Market” and “Standard Settlement Period” have the meanings ascribed to such terms in the Warrant.

4.3. No Conversion Premium; Pari Passu Conversion. If, on or before the Maturity Date, the Company consummates the conversion of any Pari Passu Indebtedness on terms more favorable to the holder thereof than the conversion terms set forth in this Section 4 (whether by a discount to the IPO Price, valuation cap, accrued conversion premium, or otherwise), then the Holder shall be entitled, by written notice to the Company, to elect to have its Conversion Amount convert on such more-favorable terms. The Company shall give the Holder prompt written notice of any conversion of Pari Passu Indebtedness.

4.4. No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of any fractional share, the Company shall pay to the Holder cash in an amount equal to the IPO Price multiplied by such fraction.

Senior Secured Convertible Promissory Note

4.5. Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, that number of shares of Common Stock required to effect an Optional Conversion in full.

4.6. Lock-Up of Conversion Shares. The Holder acknowledges and agrees that all Conversion Shares issued upon conversion of this Note shall be subject to the ninety (90) day lock-up restrictions set forth in Section 5.6 of the Purchase Agreement, and the Holder shall, if requested by the Representative, deliver a customary lock-up letter consistent therewith prior to the pricing of the IPO.

4.7. No Conversion Without IPO. If the IPO does not close on or before the Maturity Date, or if the Holder does not timely deliver a written conversion notice within the Conversion Election Period, the Company shall be obligated to repay the Conversion Amount in cash on the Maturity Date in accordance with Section 2.4 (subject to the Subordination Agreement). For the avoidance of doubt, cash repayment is the default if the Holder does not affirmatively elect to convert.

5.  REPRESENTATIONS AND COVENANTS OF THE COMPANY

5.1. Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Note, and the issuance of this Note has been duly authorized by all necessary corporate action.

5.2. Valid Issuance of Conversion Shares. The Conversion Shares (and any IPO Units issuable in lieu thereof in a unit offering), when issued upon conversion of this Note in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances (other than restrictions imposed by applicable securities laws and the Lock-Up restrictions of Section 4.6).

5.3. Affirmative Covenants. Until this Note is paid in full or converted, the Company shall: (i) maintain its corporate existence and good standing; (ii) pay all material taxes when due; (iii) comply in all material respects with all applicable laws; and (iv) deliver to the Holder the financial statements and information required under Section 5.7 of the Purchase Agreement.

5.4. Negative Covenants. Until this Note is paid in full or converted, the Company shall comply with the negative covenants set forth in Section 5.3 of the Purchase Agreement (including with respect to additional Indebtedness, Liens, restricted payments, asset sales, affiliate transactions and fundamental changes).

5.5. Pari Passu Covenant. Without limiting Section 3.1, the Company shall not, without the prior written consent of the Holder, issue any new convertible promissory note that ranks senior to this Note in right of payment, lien priority, or conversion. Any new convertible promissory note issued by the Company while this Note is outstanding (other than under the Senior Bank Facility) shall rank pari passu with this Note.

6.  USE OF PROCEEDS

The proceeds of this Note shall be used by the Company for general working capital, IPO-readiness expenses, and such other purposes as may be agreed between the Company and the Holder. The proceeds shall not be used to repay any existing Indebtedness without the Holder’s prior written consent.

Senior Secured Convertible Promissory Note

7.  EVENTS OF DEFAULT

Each of the following events shall constitute an “Event of Default” under this Note:

(a)	Payment Default. The Company fails to pay any amount of principal or interest on this Note when due (whether at the Maturity Date, upon acceleration or otherwise), and such failure continues for a period of three (3) business days, in each case subject to any applicable payment-blockage period under the Subordination Agreement.

(b)	Breach of Covenants. The Company materially breaches any representation, warranty, covenant or agreement set forth in this Note or in any other Transaction Document, and such breach (if curable) is not cured within thirty (30) days after written notice thereof from the Holder.

(c)	Cross-Default. The occurrence of an event of default (after giving effect to all applicable cure periods) under any other material Indebtedness of the Company in excess of $250,000 in the aggregate, including any default under the Senior Bank Facility or any Pari Passu Indebtedness.

(d)	Insolvency. The Company (i) commences a voluntary case under any bankruptcy, insolvency, reorganization or similar law, (ii) consents to the appointment of a receiver, trustee, custodian or similar official, (iii) makes a general assignment for the benefit of its creditors, or (iv) becomes subject to an involuntary case under any such law that is not dismissed within sixty (60) days.

(e)	Change of Control. The occurrence of any Change of Control of the Company without the Holder’s prior written consent (except for any Change of Control resulting from the IPO and the related corporate transactions, which shall not constitute an Event of Default).

(f)	Failure to Perfect/Subordination. The Subordination Agreement shall cease to be in full force and effect, or the security interests securing this Note shall fail to be valid and perfected (subject to the priorities established by the Subordination Agreement) for any reason.

7.1. Remedies. Upon the occurrence of an Event of Default, and subject in all respects to the Subordination Agreement, (i) all then-outstanding Obligations under this Note (including the Conversion Amount, accrued and unpaid interest, fees, expenses and other amounts payable hereunder, collectively the “Outstanding Obligations”) shall, automatically and without further action by the Holder, be multiplied by 1.2 (the “Default Multiplier”), and the resulting amount shall constitute the aggregate amount due and payable by the Company in respect of this Note (the “Default Amount”); (ii) interest shall continue to accrue on the Default Amount at the Default Rate from the date of the Event of Default until paid in full; and (iii) the Default Amount shall be immediately due and payable without any further declaration, presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; provided that, upon an Event of Default described in Section 7(d) (insolvency), the foregoing shall apply automatically without any notice or other action. It shall be the Company’s burden, and not the Holder’s, to provide written notice to the Holder of the occurrence of any Event of Default promptly (and in any event within two (2) business days) after the Company knows or reasonably should know of such occurrence; the failure of the Holder to provide notice of an Event of Default shall not affect the existence of such Event of Default or the Holder’s rights and remedies hereunder. The Holder shall have all rights and remedies available at law or in equity, including the rights of a secured party under the Uniform Commercial Code, in each case subject to the Subordination Agreement.

8. TRANSFER

This Note may not be transferred, assigned, pledged, hypothecated or otherwise disposed of by the Holder, except (i) to an affiliate of the Holder that agrees in writing to be bound by this Note, the Purchase Agreement, the Security Agreement, the Subordination Agreement and the Lock-Up restrictions of Section 5.6 of the Purchase Agreement, (ii) with the prior written consent of the Company (not to be unreasonably withheld), or (iii) by operation of law. Any transfer in violation of this Section 8 shall be void ab initio. The Company shall maintain a register of holders of this Note.

Senior Secured Convertible Promissory Note

9.  LOST OR DESTROYED NOTE

If this Note is mutilated, lost, stolen or destroyed, the Company shall, upon receipt of customary indemnity (and, in the case of mutilation, the surrender of this Note), execute and deliver a replacement Note of like tenor.

10. MISCELLANEOUS

10.1. Governing Law; Jurisdiction. This Note shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to conflict-of-laws principles. The parties submit to the exclusive jurisdiction of the state and federal courts located in the State of Nevada.

10.2. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

10.3. Notices. All notices required or permitted hereunder shall be given as set forth in the Purchase Agreement.

10.4. Amendments; Waivers. No provision of this Note may be amended, modified or waived without the written consent of the Company and the Holder; provided that, if such amendment, modification or waiver would adversely affect the rights of Western Alliance Bank under the Subordination Agreement, the prior written consent of Western Alliance Bank shall also be required.

10.5. Severability. If any provision of this Note is held invalid or unenforceable, the remaining provisions shall continue in full force and effect.

10.6. Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Company and the Holder and their respective permitted successors and assigns.

10.7. Counterparts; Electronic Signatures. This Note may be executed and delivered electronically, and in counterparts, each of which shall be deemed an original.

10.8. No Usury. Notwithstanding anything to the contrary in this Note, the Company shall not be obligated to pay interest in excess of the maximum rate permitted by applicable law. If any provision of this Note would otherwise require the payment of interest in excess of such maximum rate, such interest shall be reduced to the maximum permitted rate, and any excess paid shall be applied to reduce the Principal Amount or, if no Principal Amount remains outstanding, refunded to the Company.

Senior Secured Convertible Promissory Note

SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has caused this Senior Secured Convertible Promissory Note to be duly executed and delivered as of the Issuance Date.

Exyn Technologies, Inc.

By:	/s/ Brandon Torres Declet
Name:	Brandon Torres Declet
Title:	Chief Executive Officer
Date:	05/06/2026

ACKNOWLEDGED AND AGREED:
Evergreen Capital Management, LLC

By:	/s/ Jeff Pazdro
Name:	Jeff Pazdro
Title:	Manager
Date:	05/06/2026